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                                                                   EXHIBIT 10.16

[PRIMUS LOGO]

June 18, 1998

Elizabeth J. Huebner
14334 155th Avenue NE
Woodinville, WA 98072

Dear Liz,

On behalf of Primus Corporation, it is my pleasure to offer you the position of Chief Financial Officer, with a start date of June 19, 1998. You will report to Michael Brochu, CEO & President. Our offer consists of the following:

(1) A semi-monthly salary of $5208.33 ($125,000 annualized).

(2) A bonus of up to 50% of your annual base salary based 50% upon attainment of company goals and 50% upon attainment of personal objectives mutually determined between yourself and the CEO & President.

(3) An incentive stock option to purchase 320,000 @ $1.50 shares of Common Stock pursuant to Primus's 1995 Stock Incentive Compensation Plan ("1995 Plan"). Pursuant to Sec. 422(b)(4) of the Internal Revenue Code, the option price shall not be less than the fair market value of the Common Stock at the time such option is approved by the Board of Directors. This option will vest in accordance with the 1995 Plan, which states that over a four-year period, 25% of the shares vest annually on each anniversary of your Grant Date. If the company is acquired within the first 24 months of your employment and Primus is not the controlling organization, 50% of the total shares held by you from this option grant as of the closing date of such acquisition will be immediately vested.

(4) Fifteen paid vacation days, eight paid sick leave days, and nine paid holiday days per year.

(5) Medical, dental and vision benefits starting the first day of the month that follows 30 days of active employment.

(6) A 401(k) plan to which you can contribute up to 15% of your pre-tax compensation annually, not to exceed $10,000. You can participate on the first quarterly enrollment date after 90 days of active employment.

(7) Company-paid parking within the building.

(8) Subject to approval by the Board of Directors, within a three year period from your date of hire, Primus agrees to increase your original equity position from 1% (300,000) to 2% (600,000) as follows: 50,000 shares @ 100%
    annual revenue goal met; 25,000 shares if 110% annual revenue goal overachieved; 25,000 shares based on annual individual performance, 100,000 shares maximum per year.

As an employee of Primus, you would have access to certain highly confidential information. You will be required to sign a Confidential Information and Inventions Agreement prior to employment (a copy is enclosed). Please read this form carefully; sign where indicated and return together with your signed offer letter.

We wish to impress upon you that you must not bring with you any confidential or proprietary material of any former employers or violate any other obligations you may have to your former employers.

Because of regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you are

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[PRIMUS LOGO]

authorized to work in the United States. The most commonly used documentation is a driver's license and a social security card (you will need to present both documents). A list of other acceptable documents is available upon request. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please feel free to contact me.

Liz, we are excited about you joining our team. You can be an integral part in achieving our mission to make support solutions for every computer product available on every computer. You will find that Primus provides a dynamic and challenging environment for professional and personal growth as well as an opportunity to work with a highly motivated group of people. We look forward to a valuable relationship. Should you decide to accept our offer, you will be an at-will employee of Primus, which means that this offer does not constitute an employment agreement. Specifically, an at-will employee means either party may terminate the relationship at any time, for any reason.

This offer represents our entire offer and supersedes any prior written or verbal agreements. To accept this offer, please sign below and return one copy together with your signed Confidential Information and Inventions Agreement. Your signature will acknowledge that you have read, understood, and agree to the terms and conditions of this offer. This offer expires 5:00 PM on Friday, June 19, 1998. If you have any questions concerning this offer, please contact me at
(206) 292-1001, extension 480.

Sincerely,

PRIMUS CORPORATION

/s/ Michael A. Brochu                  /s/ [Signature illegible]
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Michael A. Brochu                              HR APPROVAL
President & CEO

Accepted on June 19, 1998, by:

/s/ Elizabeth J. Huebner
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Elizabeth J. Huebner